UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2017

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntsman International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10003 Woodloch Forest Drive
The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(281) 719-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 21, 2017, Huntsman Corporation, a Delaware corporation (“Huntsman”), Clariant Ltd, a Swiss corporation (“Clariant”), and HurricaneCyclone Corporation, a Delaware corporation and wholly-owned subsidiary of Clariant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Huntsman, with Huntsman being the surviving corporation and a wholly-owned subsidiary of Clariant (the “Merger”). Following the completion of the Merger, Clariant will be renamed as HuntsmanClariant Ltd (the “Combined Company”).

Merger Consideration

On the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by the boards of directors of Clariant, Merger Sub and Huntsman, at the effective time of the Merger (the “Effective Time”), each share of the common stock, par value $0.01 per share, of Huntsman (“Huntsman Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Huntsman Common Stock owned directly by Huntsman, Clariant, Merger Sub or any of their respective direct or indirect wholly-owned subsidiaries) will be converted into the right to receive 1.2196 validly issued, fully paid and non-assessable registered shares, par value CHF 3.70 per share, of Clariant (each, a “Clariant Share”).

The Merger Agreement also provides for the conversion of all outstanding equity awards held by participants in Huntsman’s Stock Incentive Plan and Huntsman’s 2016 Stock Incentive Plan (together, the “Equity Plans”) into Clariant equity awards at the Effective Time.  Each outstanding award pursuant to the Equity Plans will be converted to a similar type of award based on Clariant Shares, and converted awards will retain all of the same terms and conditions as were applicable to Huntsman awards prior to the Merger, other than adjustments that are deemed necessary to reflect the Merger.

Conditions to the Merger

The consummation of the Merger is subject to certain closing conditions, including, among others, (a) the approval by Huntsman’s stockholders of the Merger and the approval by Clariant shareholders of the increase in the share capital of Clariant and issuance of the Clariant Shares to be issued in the Merger and other matters to be presented to Clariant’s shareholders as set out in the Merger Agreement (the “Clariant Shareholder Matters”), (b) the declaration of the effectiveness by the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form F-4 to be filed by Clariant, (c) the absence of specified adverse laws or orders, (d) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of certain foreign governmental approvals (the “Antitrust Clearances”), (e) the approval of the Merger by the Committee on Foreign Investment in the United States (the “CFIUS Approval”), (f) the absence of certain adverse changes to Section 7874 of the Internal Revenue Code of 1986, (g) the approval for listing on the New York Stock Exchange of the Clariant Shares (including the Clariant Shares to be issued in the Merger), and the approval for listing on the SIX Swiss Exchange of the Clariant Shares to be issued in the Merger, (h) the representations and warranties of Huntsman and of Clariant being true and correct, subject to the materiality standards contained in the Merger Agreement, (i) material compliance by each party with its covenants, (j) Huntsman’s receipt of an opinion from tax counsel regarding the tax-free nature of the Merger for Huntsman’s stockholders, and (k) other conditions as further described in the Merger Agreement.

Governance

At the Effective Time, the board of directors of the Combined Company will consist of twelve (12) directors, with six (6) directors appointed by each of Huntsman and Clariant. At the Effective Time, the board of directors of the Combined Company will include an initial Chairman, designated by Clariant and an initial Vice-Chairman, designated by Huntsman.

At the Effective Time, Dr. Hariolf Kottmann will be appointed as Chairman of the board of directors of the Combined Company, Peter R. Huntsman will be appointed as Chief Executive Officer of the Combined Company, Patrick Jany will be appointed as Chief Financial Officer of the Combined Company, and Jon M. Huntsman, Sr. will be appointed as

Chairman Emeritus of the board of directors of the Combined Company. The executive committee of the Combined Company will consist of six (6) members, comprised of the Chief Executive Officer, the Chief Financial Officer, two (2) other members who were previously officers of Huntsman and two (2) other members who were previously officers of Clariant.  Each committee of the board of directors of the Combined Company will be comprised of an equal number of directors selected by each of Huntsman and Clariant.  The chairman of the audit committee of the board of directors of the Combined Company will be one of the directors selected by Huntsman and the chairman of the compensation committee of the board of directors of the Combined Company will be one of the directors selected by Clariant.

At the Effective Time, the registered offices of the Combined Company will be located in Muttenz, Switzerland, the global headquarters (including the offices of the members of the executive committee of the Combined Company) and the corporate center of the Combined Company will be located in Pratteln, Switzerland, and the operational headquarters of the Combined Company will be located in The Woodlands, Texas.

The form of Articles of Association and Bylaws of the Combined Company to be adopted at the closing are attached as Exhibit 99.2 and Exhibit 99.3 to this Form 8-K and are incorporated herein by reference.

Certain Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants, including covenants providing for each of the parties and their subsidiaries to conduct their business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and to use reasonable best efforts to cause the Merger to be consummated.

The Merger Agreement also includes non-solicitation covenants requiring each of Huntsman, Clariant and their respective boards of directors, subsidiaries, officers and employees not to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, proposals or offers relating to alternative business combination transactions, participate or engage in any discussions or negotiations with respect thereto or furnish any nonpublic information in furtherance thereof, except that if the board of directors of either Huntsman or Clariant, as applicable, determines that a proposal not resulting from a breach of the non-solicitation covenants of the Merger Agreement constitutes, or could reasonably be expected to result in, a “superior proposal” (as defined with respect to each of Huntsman or Clariant, as applicable, in the Merger Agreement), Huntsman or Clariant, as applicable, will be entitled to furnish the person making such proposal with nonpublic information and engage in discussions or negotiations with such person regarding such proposal. Under certain circumstances set forth in the Merger Agreement, either party’s board of directors is permitted to change its recommendation of the Merger in response to a “superior proposal” or an “intervening event” (as defined with respect to each of Huntsman or Clariant, as applicable, in the Merger Agreement). At the other party’s request, each of Clariant or Huntsman (as applicable) is required to enforce its rights as a third party beneficiary under the voting and support agreements entered into by certain of their respective shareholders (described below) to the full extent permitted therein.

The Merger Agreement requires Huntsman to prepare and cause to be filed with the SEC a proxy statement and to call and hold a special meeting of stockholders to approve the adoption of the Merger Agreement and requires Clariant to prepare and cause to be filed with the SEC a prospectus relating to the Clariant Shares to be issued in the Merger, and to call and hold an extraordinary general meeting of Clariant’s shareholders to approve the Clariant Shareholder Matters, among certain other matters. Subject to certain limited exceptions, the Merger Agreement requires Huntsman’s board of directors to recommend the adoption of the Merger Agreement by the stockholders of Huntsman and Clariant’s board of directors to recommend the approval by the shareholders of Clariant of the Clariant Shareholder Matters at their respective meetings.

Each of the parties has agreed, subject to the terms and conditions of the Merger Agreement, to use its reasonable best efforts to take all necessary actions to cause the required Antitrust Clearances and CFIUS Approval to be obtained, provided that the parties are not required to take any action (including with respect to disposing or imposing restrictions on any of their respective businesses, product lines, divisions or assets) if doing so would reasonably be expected to result in a material adverse effect on the Combined Company following the Merger.

The Merger Agreement also contains specified termination rights, including, among others, the right of either party to terminate the Merger Agreement if (i) either of the requisite shareholder approvals have not been obtained at the respective shareholder meeting, (ii) the board of directors of the other party effects a change of recommendation or certain other events take place, (iii) the closing has not occurred by May 31, 2018, (iv) the board of directors of such party changes its recommendation in order to accept a “superior proposal” (as defined with respect to each of

Huntsman or Clariant, as applicable, in the Merger Agreement), or (v) there is a material breach by the other party of any of its representations, warranties or covenants, subject to certain conditions.

The Merger Agreement provides for certain termination rights for both Clariant and Huntsman. Upon termination of the Merger Agreement under certain specified circumstances, including a change in recommendation of the applicable board of directors and termination of the Merger Agreement to enter into a “superior proposal” (as defined with respect to each of Huntsman or Clariant, as applicable, in the Merger Agreement), Huntsman may be required to pay Clariant a termination fee of $210,000,000 and Clariant may be required to pay Huntsman a termination fee of $210,000,000 (each such fee, a “Termination Fee”). If the Merger Agreement is terminated because of a failure by Huntsman’s stockholders to approve the Merger, Huntsman will be required to pay Clariant a fee of $60,000,000, and if the Merger Agreement is terminated because of a failure by Clariant’s shareholders to approve the Clariant Shareholder Matters or because such approval is revoked, Clariant will be required to pay Huntsman a fee of $60,000,000 (each such fee, a “No-Vote Fee”).

The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Huntsman, Clariant or the Combined Company or to modify or supplement any factual disclosures about Huntsman in its public reports filed with the SEC. The Merger Agreement includes representations, warranties and covenants of Huntsman, Clariant or the Combined Company made solely for the purposes of the Merger Agreement and which may be subject to important qualifications and limitations agreed to by Huntsman, Clariant or the Combined Company in connection with the negotiated terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Huntsman’s SEC filings or may have been used for purposes of allocating risk among Huntsman, Clariant or the Combined Company rather than establishing matters as facts.

Voting and Support Agreements

On May 21, 2017, in connection with the execution of the Merger Agreement, certain shareholders of Clariant holding in the aggregate approximately 12% of the outstanding Clariant Shares entered into voting agreements with respect to their Clariant Shares, of which Clariant is a third party beneficiary, providing for such shareholders’ agreement to, among other things, (a) vote their Clariant Shares in favor of all matters presented to shareholders of Clariant by Clariant’s board of directors in connection with the Merger (including the Clariant Shareholder Matters) and against any competing proposal, (b) not transfer their Clariant Shares (subject to certain customary exceptions including for pre-existing commitments or plans), (c) not solicit, initiate or encourage a competing offer, and (d) not make any public statements or announcements related to the Merger or that are inconsistent with the goal of completing the Merger.

On May 21, 2017, in connection with the execution of the Merger Agreement, certain stockholders of Huntsman holding in the aggregate approximately 13% of Huntsman Common Stock entered into voting agreements with respect to their shares of Huntsman Common Stock, of which Huntsman is a third party beneficiary, providing for such stockholders’ agreement to, among other things, (a) vote their shares in favor of all matters presented to stockholders of Huntsman by Huntsman’s board of directors in connection with the Merger and against any competing proposal, (b) not transfer their shares of Huntsman Common Stock (subject to certain customary exceptions including for pre-existing commitments or plans), (c) not solicit, initiate or encourage a competing offer, and (d) not make any public statements or announcements related to the Merger or that are inconsistent with the goal of completing the Merger.

Item 8.01.                                        OTHER ITEMS

On May 22, 2017, Huntsman and Clariant issued a joint press release announcing that they had entered into the Merger Agreement.  A copy of the press release is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)                                 Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended.  Clariant and Huntsman have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this communication include, without limitation, statements about the anticipated benefits of the contemplated transaction, including future financial and operating results and expected synergies and cost savings related to the contemplated transaction, the plans, objectives, expectations and intentions of Clariant, Huntsman or the Combined Company, the expected timing of the completion of the contemplated transaction and information relating to the proposed initial public offering of ordinary shares of Venator Materials PLC. Such statements are based on the current expectations of the management of Clariant or Huntsman, as applicable, are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Clariant nor Huntsman, nor any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Huntsman’s stockholders and Clariant’s shareholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the announcement of the contemplated transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; ability to refinance existing indebtedness of Clariant or Huntsman in connection with the contemplated transaction; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; transaction costs; actual or contingent liabilities; disruptions to the financial or capital markets, including with respect to the initial public offering of ordinary shares by Venator Materials PLC or financing activities related to the contemplated transaction; and other risks and uncertainties discussed in Huntsman’s filings with the SEC, including the “Risk Factors” section of Huntsman’s annual report on Form 10-K for the fiscal year ended December 31, 2016. You can obtain copies of Huntsman’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and neither Clariant nor Huntsman undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Important Additional Information and Where to Find It

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the contemplated transaction, Clariant intends to file a registration statement on Form F-4 with the SEC that will include the Proxy Statement/Prospectus of Huntsman. The Proxy Statement/Prospectus will also be sent or given to Huntsman’s stockholders and will contain important information about the contemplated transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS

AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLARIANT, HUNTSMAN, THE CONTEMPLATED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Clariant and Huntsman through the website maintained by the SEC at www.sec.gov.

PARTICIPANTS IN THE SOLICITATION

Huntsman and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Huntsman investors and shareholders in connection with the contemplated transaction. Information about Huntsman’s directors and executive officers is set forth in its proxy statement for its 2017 Annual Meeting of Stockholders and its annual report on Form 10-K for the fiscal year ended December 31, 2016. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the Proxy Statement/ Prospectus that Huntsman intends to file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
HUNTSMAN INTERNATIONAL LLC

/s/ DAVID M. STRYKER
David M. Stryker
Executive Vice President, General Counsel and Secretary

Dated: May 22, 2017

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 21, 2017, by and among Clariant, Merger Sub and Huntsman.*
99.1	Joint Press Release dated May 22, 2017.
99.2	Form of Articles of Association of the Combined Company.
99.3	Form of Bylaws of the Combined Company.

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Huntsman agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.